Exhibit 23.2

MAGGART & ASSOCIATES, P.C.
Certified Public Accountants
Stephen M. Maggart, CPA, ABV, CFF	A Tennessee Professional Corporation	Michael F. Murphy, CPA
J. Mark Allen, CPA	150 FOURTH AVENUE, NORTH	P. Jason Ricciardi, CPA, CGMA
James M. Lawson, CPA	SUITE 2150	David B. von Dohlen, CPA
M. Todd Maggart, CPA, ABV, CFF	NASHVILLE, TENNESSEE 37219-2417	T. Keith Wilson, CPA, CITP
Telephone (615) 252-6100
Facsimile (615) 252-6105

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Commerce Union Bancshares, Inc. on Form S-4 of our report dated March 17, 2014 on the consolidated financial statements of Commerce Union Bancshares, Inc. and to the reference to us under the heading “Experts” in the prospectus.

/s/ MAGGART & ASSOCIATES, P.C.

Nashville, Tennessee

July 3, 2014